Exhibit 99.1

Executive Contact:	Investor Relations Contact:
Jim Thomson	Andrea Miner
Chief Financial Officer	Investor Relations Coordinator
Rockford Corporation	Rockford Corporation
(480) 967-3565	(480) 967-3565

Rockford Corporation Announces Fiscal 2003 Results
Captures Eleven Innovation Awards at Consumer Electronics Show
Reaffirms FY04 and FY05 Earnings Outlook

Tempe, Ariz., February 26, 2004/PRNewswire/ — Rockford Corporation (NASDAQ:ROFO) today reported results for the fourth quarter and full fiscal year, ended December 31st, 2003. Net sales during the quarter increased 8.9% to $36.3 million versus $33.4 million in the fourth quarter of 2002. Rockford reported a loss per diluted share during the period of $(0.43) versus a loss per share of $(0.04) in the year-ago quarter. For the full year ended December 31st, 2003, net sales grew 1.8% to $172.0 million versus fiscal 2002 net sales of $168.9 million. The loss per diluted share for the full year was ($0.64) versus earnings per share of $0.68 in the prior year.

Gary Suttle, president and chief executive officer of Rockford said, “While our results were affected by a continued difficult market for mobile electronics products, we believe we have successfully positioned our business for a rebound in profitability in the years ahead. We expect the combination of new technology in our amplifier and speaker lines, compelling new cosmetics, a continued ramp-up of our OEM business, and the advent of wireless products through our Omnifi and SimpleDevices businesses, to drive our sales and profitability as we go forward.”

Mr. Suttle continued, “We believe that the market for aftermarket car audio products is stabilizing. According to the Consumer Electronics Association, shipments for 2004 are expected to be down only approximately 1.5% versus the 2003 level. Given the substantial increases in market share that we have achieved over the last few years, we expect to be a beneficiary of an improved environment. We are off to a good start in the new year and have a clean inventory level, strong order backlog, and excellent feedback on our new product lines. It is highly gratifying to have received an unprecedented eleven Innovation awards at the January Consumer Electronics Show. This was, without doubt, the best show we have ever had.”

Gross margin during the fourth quarter decreased by 560 basis points to 25.4% of sales versus the year-ago level of 31.0%. This was due to a higher level of markdown needed to facilitate end-of-life clearance versus the prior year’s quarter as well as the completion of restructuring activity in our German manufacturing facility. Gross margin for the full year, was also impacted by the difficult market environment and restructuring activity, and was 30.8% of sales versus the 2002 level of 36.2%.

Selling General and Administrative expenses were $14.6 million or 40.1% of sales during the quarter, versus 32.7% in the prior year’s period. For the full year, SG&A expenses were $62.0 million, or 36.0% of sales, versus 30.3% in fiscal 2002. The increased expense level was partially due to start-up expenses for the WiFi business as well as legal expenses associated with the pending patent litigation discussed in prior SEC filings in which Rockford is defending a claim of patent infringement relating to certain of its electronics products. Rockford continues to believe that the case is without merit and expects a favorable result.

EBITDA for the fourth quarter was a loss of ($4.1) million versus a year-ago gain of $0.4 million. To reconcile EBITDA to operating income, investors should subtract approximately $1.2 million in depreciation expense from fourth quarter 2003 EBITDA and $0.9 million in depreciation from 2002 EBITDA. For the full year, EBITDA was a loss of approximately ($3.9) million and depreciation expense was approximately $5.0 million. Additionally, during the year, Rockford incurred a non-recurring charge of $892,000 for an abandoned acquisition that affected its reported operating income.

Also, during the fourth quarter Rockford recorded an additional tax expense as part of the company’s year-end tax provision and resulted from a valuation analysis that caused Rockford to reduce the value of a deferred tax asset related to a foreign subsidiary’s net operating loss carryforward. The net impact of the provision was a non-cash reduction of approximately $350,000. This created an additional loss during the quarter of approximately ($.04) per share.

Inventories at the close of the year increased 14.5% to $37.1 million versus $32.4 million at the same time last year. The increase is almost entirely attributable to inventory required for the launch of the company’s WiFi business, the increase in inventory for NHT, which was inventory-deficient in the year-ago quarter and raw material purchases in anticipation of first quarter 2004 production of Rockford’s new products introduced at the Consumer Electronics Show.

Days’ Sales Outstanding decreased to 86.3 days versus 88.7 days in the year-ago period. Rockford is satisfied that the quality of its receivables is excellent, and that reserve levels are appropriate.

Rockford announced today that it continues to be comfortable with an earnings forecast for fiscal 2004, ending December 31, 2004, in the range of $0.40 to $0.45 per fully diluted share and for a forecast for fiscal 2005 in the range of $0.80 to $0.90.

Rockford noted that during the first quarter, because of delayed receipt of a part used in many of its new amplifier products, it expects to ship more amplifiers in the first weeks of the second quarter versus the year ago period. It is likely that approximately $5 to $6 million of its shipments and approximately ($.10) earnings per share will shift from the first quarter to the second quarter.

At present, Rockford believes that first quarter revenues are likely to be between $37-$39 million and expects a loss per diluted share of ($0.27). Rockford believes that, based on the strong demand for its new products, it will begin to see an increase in its rate of growth after the first quarter and, as previously stated, continues to be comfortable with its forecast of $0.40 to $0.45 earnings per fully diluted share for fiscal 2004.

Rockford noted that it continued to be in violation of covenants attached to its revolving bank credit agreement and continues to negotiate the closing of an asset based credit line of $40 million that will increase financing availability compared to its existing $30 million credit line, and that it expects to close a new credit facility by the end of March.

Gary Suttle concluded, “We continue to believe that our new wireless product line represents true innovation in the mobile audio market. We are now shipping digital media streamers and players, incorporating universal plug and play technology, for this new market into over 200 high quality retail locations. While it will take consumers some time to embrace this new technology, we believe it has the potential to be a meaningful driver of our results in fiscal 2005 and beyond. We believe that we are positioned to meaningfully improve our results and to drive strong returns for our shareholders because of an expected stabilization in the mobile audio market, strong new products and our movement into the OEM market.”

I. About Rockford Corporation

Rockford is a designer, manufacturer and distributor of high-performance audio systems for the mobile, professional, and home theater audio markets. Rockford’s mobile audio products are marketed under the Rockford Fosgate, Lightning Audio, MB Quart, Q-Logic, InstallEdge.com, Omnifi and SimpleDevices brand names. Rockford’s professional audio and home theatre products are marketed under the Hafler, Fosgate Audionics, MB Quart, and Omnifi brand names.

II. Forward-looking Statement Disclosure

In this press release we make forward-looking statements about the future of our industry, anticipated revenues and earnings, our business strategy, and other matters. When considering our forward-looking statements, you should keep in mind that many significant risks could cause our actual results to vary from our current expectations.

Consumer spending in the aftermarket mobile audio industry was down substantially during 2003. Unfortunately, the general economic recovery during the year did not substantially improve the current employment outlook in the United States. Because many of our core consumers are younger men, the difficult employment environment tends to have a disproportionate impact on them. As a result of the continuing economic uncertainties and difficult employment outlook, we are in a period in which our core consumers may even further reduce their spending (particularly on discretionary products such as ours), retailers in our industry may seek to reduce their inventories, and our competitors may reduce their prices or otherwise increase the level of competition. These or other events could reduce our sales or earnings below our expectations.

Our current bank credit facility matures on July 5, 2004, and as noted in this press release we are currently in default with respect to several of its covenants. We are working to replace the credit facility with an asset-based facility that will provide us with greater financial flexibility and a longer term. We believe that a new facility will be available to us on acceptable terms; however, we do not have a replacement facility in place. If we are not able to secure an acceptable new facility, we would not have the resources immediately to repay our existing credit facility and our ability to finance our business would be in jeopardy.

For a more detailed discussion of the risks we face, please refer to the risk factors and cautionary statements identified in our filings with the Securities and Exchange Commission, including specifically the risk factors identified in exhibit 99.1 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002, filed with the SEC on March 7, 2003. The risk factors noted above, the risk factors discussed in our SEC filings, and other factors that we do not currently anticipate, may cause our actual results to differ significantly from those anticipated in our forward-looking statements.

Rockford Corporation
Consolidated Statements of Operations Data
Fourth Quarter Results
For the Three and Twelve Months Ended December 31, 2003 and December 31, 2002
($000s omitted except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net sales	$36,348	$33,373	$172,036	$168,918
Cost of goods sold	27,127	23,021	118,969	107,747

Gross profit	9,221	10,352	53,067	61,171
Selling, general, and administrative	14,580	10,918	61,964	51,102

Operating (loss)/income	(5,359)	(566)	(8,897)	10,069
Other income	(267)	(332)	(826)	(602)
Interest expense	323	133	1,093	528

(Loss)/Income before income taxes	(5,415)	(367)	(9,164)	10,143
Income tax (benefit)/expense	(1,613)	(17)	(3,050)	3,903

Net (Loss)/Income before Minority Interest	(3,802)	(350)	(6,114)	6,240

Minority Interest	17	(40)	(450)	(40)

Net (loss)/income	$(3,819)	($310)	($5,664)	$6,280

EBITDA	$(4,127)	$370	$(3,856)	$14,544

Net (loss)/income per share:
Basic	$(0.43)	$(0.04)	$(0.64)	$0.74

Diluted	$(0.43)	$(0.04)	$(0.64)	$0.68

Shares used to calculate net (loss)/income per share:
Basic	8,967	8,712	8,866	8,540

Diluted	8,967	8712	8,866	9,301

Rockford Corporation
Consolidated Balance Sheets
At December 31, 2003 and December 31, 2002
($000s)

	December 31,	December 31,
	2003	2002
ASSETS
Current assets:
Cash	$716	$304
Accounts receivable, net	34,874	32,890
Inventories, net	37,142	32,445
Prepaid expenses and other current assets	13,014	11,399

Total current assets	85,746	77,038
Property and equipment, net	16,296	15,262
Goodwill, net	7,118	6,890
Other long term assets	2,138	2,000

Total assets	111,298	$101,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,419	$10,753
Notes payable and current portion of long term debt	23,782	1,253
Accrued warranty	4,789	4,595
Other accrued liabilities	9,055	8,083

Total current liabilities	47,045	24,684
Long term debt and other liabilities	563	10,027
Minority Interest	483	933
Stockholders’ equity:
Common stock	90	87
Additional paid-in-capital	36,228	35,131
Retained Earnings	23,534	29,198
Accumulated other comprehensive income	3,355	1,130

Total stockholders’ equity	63,207	65,546

Total liabilities and stockholders’ equity	111,298	$101,190